Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Denise Warren	Beth Wright
EVP/Chief Financial Officer	SVP–Corporate Communications
615-764-3013	615-764-3010

Capella Healthcare, Inc. Reports First Quarter 2015 Results

Adjusted EBITDA from Continuing Operations

Increases by 39.2% over Prior Year Quarter

Franklin, Tennessee – May 15, 2015 – Capella Healthcare, Inc. (“Capella”) today announced results for the three months ended March 31, 2015. In one of its strongest quarters in recent history, Capella’s adjusted EBITDA from continuing operations increased by 39.2% from the same prior year quarter, while same-hospital adjusted EBITDA increased 25.3%.

For the quarter ended March 31, 2015, revenues from continuing operations was $207 million, an increase of $37.7 million, or 22.3%, over the same period a year ago. Same-hospital revenues increased 8.0% to $182.8 million compared with $169.3 million for the same period a year ago. For the quarter, same-hospital adjusted EBITDA margin expanded 170 basis points to 12.7% over the same prior year period. Same-hospital admissions increased 4.0% from the same prior year quarter, and same-hospital adjusted admissions increased 10.4% for the same prior year period.

“We are very pleased with our hospitals’ performance during the first quarter as it demonstrates strong growth as well as continued progress in quality and patient safety metrics,” said Michael A. Wiechart, president and chief executive officer of Capella. “With a 25.3% increase in same-hospital adjusted EBITDA from the same prior year quarter, it was one of our strongest quarters in recent years. We experienced particularly strong growth in outpatient revenues, driven by recent investments in cardiovascular services, diagnostic imaging and outpatient surgical services. We continue to experience incremental benefit from coverage expansion as well.

“Our first quarter results demonstrate key accomplishments in our efforts to drive growth both organically and through high quality acquisitions, and leave us well positioned to further differentiate Capella Healthcare as a leader in community-based healthcare.”

About Capella Healthcare

Founded in 2005 in Franklin, Tennessee, Capella owns and/or operates general acute-care hospitals. With the philosophy that all health care is local, Capella collaborates with each hospital’s medical staff, board and community leadership to take care to the next level. Capella has access to significant leadership and financial resources, reinvesting in its family of hospitals to strengthen and expand services and facilities. For more information visit the website at www.CapellaHealthcare.com.

Conference Call

Capella will host a conference call for investors at 9:00 a.m. Central time today. All interested investors are invited to access the call by dialing: 877-806-6964, conference ID#: 4655 1987. A replay of the call will be available for a period of 30 days, beginning approximately one hour after the call has concluded. Instructions to access the audio recording can be found on the Investor Relations section of the Company’s website at www.CapellaHealthcare.com. A copy of the Company’s Form 10-Q for the quarter ended March 31, 2015 may be obtained via the Company’s website when filed with the Securities and Exchange Commission.

Cautionary Statement about Preliminary Results and other Forward-Looking Information

This press release contains forward-looking statements based on current management expectations. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of healthcare reform and other changes in government programs; (2) spending cuts resulting from the Budget Control Act of 2011; (3) the impact of the economy; (4) growth of uninsured and “patient due” accounts and a deterioration in the collectability of these accounts; (5) federal or state programs that reduce our Medicare or Medicaid payments; (6) the reduction or elimination of payments from third-party payors or the inability to negotiate contracts or maintain satisfactory relationships with third-party payors; (7) controls designed to reduce inpatient services may reduce our revenue; (8) any shortage of qualified professional and staff personnel; (9) our ability to recruit and retain quality physicians; (10) the loss of the services of one or more of our executive management team; (11) our ability to comply with extensive laws and government regulations, including fraud and abuse laws; (12) competition from other hospitals or healthcare providers, including physicians; (13) concentration of revenue in a small number of states, which makes us particularly sensitive to regulatory and economic changes in those states; (14) our access to licensed information systems and the ability to integrate changes to our existing information systems or information systems of acquired hospitals; (15) liabilities for professional liability and other claims brought against our facilities; (16) potential legal and reputational risk as a result of our access to personal information of our patients; (17) state efforts to regulate the construction or expansion of healthcare facilities; (18) the industry trend toward value-based purchasing; (19) our substantial indebtedness and ability to generate cash flow to service or refinance our indebtedness; and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Capella Healthcare, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2014		2015
	Amount	% of Revenue	Amount	% of Revenue
Revenue before provision for bad debts	$191.0		$226.8
Provision for bad debts	(21.7)		(19.8)

Revenues	169.3		207.0
Salaries & benefits	80.3	47.3%	97.1	46.9%
Supplies	28.6	16.9	35.2	17.0
Other operating expenses	42.2	24.9	51.6	24.9
Other income	(0.1)	(0.1)	(2.0)	(1.0)
Interest, net	13.8	8.1	14.3	6.9
Depreciation and amortization	10.5	6.2	11.0	5.3

Loss from continuing operations before income taxes*	(6.0)	(3.5)	(0.2)	(0.1)
Income taxes	0.8	0.5	0.9	0.4

Loss from continuing operations*	(6.8)	(4.0)	(1.1)	(0.5)
Loss from discontinued operations, net of tax	(2.1)	(1.2)	(1.2)	(0.6)

Net loss*	(8.9)	(5.3)	(2.3)	(1.1)
Less: Net income attributable to non-controlling interests	0.1	0.1	0.3	0.1

Net loss attributable to Capella Healthcare, Inc*.	$(9.0)	(5.3)%	$(2.6)	(1.3)%

*	The sum of individual amounts may not total due to rounding.

Capella Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

		(Unaudited)
	December 31,	March 31,
	2014	2015
ASSETS
Current Assets:
Cash	$28.7	$14.6
Restricted cash	73.9	—
Accounts receivable, net	120.9	131.0
Inventories	23.7	26.2
Prepaid expenses and other current assets	10.9	15.6
Deferred tax assets	2.4	2.5
Assets held for sale	33.7	33.3

Total current assets	294.2	223.2
Property and equipment, net	409.6	460.3
Goodwill	127.9	137.4
Intangible assets, net	10.9	12.9
Other assets, net	27.1	25.7

Total assets	$869.7	$859.5

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$29.8	$33.0
Salaries and benefits payable	27.5	27.4
Accrued interest	23.3	11.7
Other accrued liabilities	23.5	29.1
Capital leases and long-term debt, current portion	6.0	—
Revolving line of credit	5.0	5.0
Liabilities held for sale	3.6	3.3

Total current liabilities	118.7	118.7
Capital leases and long-term debt, net of current portion	607.8	606.5
Deferred income taxes	18.2	19.1
Other liabilities	31.0	32.0
Redeemable non-controlling interests	11.7	11.8
Due to parent	213.7	213.7
Stockholder’s deficit:
Common stock	—	—
Retained deficit	(131.4)	(134.0)

Total stockholder’s deficit	(131.4)	(134.0)

Total liabilities and stockholder’s deficit	$869.7	$859.5

Capella Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

`	Three Months Ended March 31,
	2014	2015
Operating activities:
Net loss	$(8.9)	$(2.3)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	2.1	1.2
Depreciation and amortization	10.5	11.0
Amortization of loan costs and debt discount	1.0	1.0
Provision for bad debts	21.7	19.8
Deferred income taxes	(0.3)	0.8
Stock-based compensation	0.1	0.4
Changes in working capital, net of acquisitions	(38.9)	(31.1)

Net cash (used in) provided by operating activities - continuing operations	(12.7)	0.8
Net cash used in operating activities - discontinued operations	(5.0)	(32.5)

Net cash used in operating activities	(17.7)	(1.7)
Investing activities:
Purchases of property and equipment, net	(4.0)	(4.1)
Proceeds from disposition of healthcare businesses	11.2	—

Net cash provided by (used in) investing activities - continuing operations	7.2	(4.1)
Net cash used in investing activities - discontinued operations	(0.3)	—

Net cash provided by (used in) investing activities	6.9	(4.1)
Financing activities:
Payments on capital leases and other obligations	(3.8)	(6.9)
Advances to Parent	(3.1)	(6.1)
Distributions to non-controlling interests	(0.5)	(1.0)

Net cash used in financing activities - continuing operations	(7.4)	(14.0)
Net cash provided by financing activities - discontinued operations	3.2	5.7

Net cash used in financing activities	(4.2)	(8.3)
Net decrease in cash and cash equivalents	(15.0)	(14.1)
Cash, beginning of period	26.4	28.7

Cash, end of period	$11.4	$14.6

Capella Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Adjusted EBITDA – Reported (Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2014	2015
Continuing Operations (1)
Reported Revenue	$169.3	$207.0

Net loss attributable to Capella Healthcare, Inc.	$(9.0)	$(2.6)
Net interest and deferred financing costs amortization	13.8	14.3
Income taxes	0.8	0.9
Depreciation and amortization	10.5	11.0
Non-controlling interests	0.1	0.3
Acquisition related expenses	0.2	0.4
Stock-based compensation	0.1	0.4
Discontinued operations, net of taxes	2.1	1.2

Adjusted EBITDA (3)	$18.6	$25.9

Same-Hospital Operations (2)
Reported Revenue	$169.3	$182.8

Net loss attributable to Capella Healthcare, Inc.	$(9.0)	$(3.3)
Net interest and deferred financing costs amortization	13.8	13.3
Income taxes	0.8	0.9
Depreciation and amortization	10.5	10.1
Non-controlling interests	0.1	0.3
Acquisition related expenses	0.2	0.4
Stock-based compensation	0.1	0.4
Discontinued operations, net of taxes	2.1	1.2

Adjusted EBITDA (3)	$18.6	$23.3

(1)	Continuing operations excludes facilities classified as discontinued operations.
(2)	Same-hospital information pertains to the Company’s continuing operations, but excludes the impact of Carolina Pines Regional Medical Center, which the Company acquired effective January 1, 2015.
(3)	Adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, non-controlling interests, business development and refinancing related expenses, stock-based compensation, management fee to related party and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Capella Healthcare, Inc. stockholders, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Capella Healthcare, Inc.

Operating Statistics (1) (Unaudited)

	Three Months Ended
	March 31,
	2014	2015	% change
Total Consolidated – Continuing Operations:
Admissions	9,362	10,966	17.1%
Adjusted Admissions	19,552	24,168	23.6%
Revenue per adjusted admission (3)	$8,659	$8,565	(1.1)%
Inpatient Surgery	2,112	2,520	19.3%
Outpatient Surgery	4,892	5,555	13.6%
Emergency Room Visits	47,655	60,790	27.6%
Total Consolidated – Same-Hospital (2):
Admissions	9,362	9,732	4.0%
Adjusted Admissions	19,552	21,579	10.4%
Revenue per adjusted admission (3)	$8,659	$8,471	(2.2)%
Inpatient Surgery	2,112	2,133	1.0%
Outpatient Surgery	4,892	5,056	3.4%
Emergency Room Visits	47,655	51,938	9.0%

(1)	Unless otherwise noted, all hospital statistics are on a continuing operations basis and excludes facilities classified as discontinued operations.
(2)	Same-hospital information pertains to the Company’s continuing operations, but excludes the impact of Carolina Pines Regional Medical Center, which the Company acquired effective January 1, 2015.
(3)	Refer to adjusted EBITDA table reported revenue.